Exhibit (j)(11)

                         INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Post-Effective Amendment No. 70 to the Registration Statement (1933 Act File No. 2-27962) on Form N-1A of Eaton Vance Special Investemnt Trust of our report dated February 19, 2004 for Eaton Vance Institutional Short Term Income Fund included in the December 31, 2003 Annual Report to Shareholders.

     We also consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Other Service Provers" in the Statement of Additional Information of the Registration Statement.


/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP
April 26, 2004
Boston, Massachusetts